EPR Properties Elects William P. (Liam) Brown to its Board of Trustees

Kansas City, MO – September 9, 2024 – EPR Properties (NYSE: EPR) today announced that its Board of Trustees has elected William P. (Liam) Brown, Group President U.S. & Canada at Marriott International, to serve as an independent trustee on its board, effective September 6, 2024.

“We are excited to welcome Liam to our board,” stated Greg Silvers, Chairman and CEO of EPR Properties. “Liam’s wealth of hospitality experience will be invaluable as we continue to execute our vision and we look forward to his contributions as a trustee.”

Mr. Brown has spent over 35 years with Marriott International, Inc., and since January 2021 has served as Group President, United States and Canada. In his current role as Group President, Mr. Brown is responsible for the development and management of Marriott International’s lodging portfolio in the U.S. and Canada which comprises 28 brands and over 6000 properties. He also serves as Secretary/Treasurer on the Board of Directors of the American Hotel and Lodging Association.

About EPR Properties
EPR Properties (NYSE:EPR) is the leading diversified experiential net lease real estate investment trust (REIT), specializing in select enduring experiential properties in the real estate industry. We focus on real estate venues which create value by facilitating out of home leisure and recreation experiences where consumers choose to spend their discretionary time and money. We have total assets of approximately $5.6 billion (after accumulated depreciation of approximately $1.5 billion) across 44 states. We adhere to rigorous underwriting and investing criteria centered on key industry, property and tenant level cash flow standards. We believe our focused approach provides a competitive advantage and the potential for stable and attractive returns. Further information is available at www.eprkc.com.

EPR Properties
Brian Moriarty
Vice President, Corporate Communications
brianm@eprkc.com | 816-472-1700